UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 10, 2024

NUTANIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37883	27-0989767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1740 Technology Drive, Suite 150

San Jose, California 95110

(Address of principal executive offices, including zip code)

(408) 216-8360

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000025 par value per share	NTNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure

Contemplated New Revolving Credit Facility

During the calendar quarter ending March 31, 2025, Nutanix, Inc. (the “Company”) expects to enter into an approximately $500 million revolving credit facility (the “New Revolving Credit Facility”), arranged by a syndicate of financial institutions. Proceeds from the New Revolving Credit Facility, to the extent drawn, are expected to be used by the Company for general corporate purposes. The Company expects that the agreement governing the terms of the New Revolving Credit Facility will contain customary covenants and conditions that may, among other things, limit the Company’s ability to incur additional indebtedness, incur liens on assets, make investments, pay dividends, and make distributions, subject to certain customary exceptions. As the Company has not yet entered into definitive documentation with respect to the New Revolving Credit Facility or obtained any definitive commitments to provide the loans thereunder, the terms of the Company’s financing arrangements in respect of the New Revolving Credit Facility have not yet been determined, remain under discussion, and are subject to change.

There can be no assurance that the Company will be able to enter into definitive agreements with respect to the New Revolving Credit Facility or complete any such transaction on the terms described herein. The Company’s ability to successfully enter into the New Revolving Credit Facility could be impacted by market conditions or geopolitical and other events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTANIX, INC.

Date: December 10, 2024	By:	/s/ Rukmini Sivaraman
Rukmini Sivaraman
Chief Financial Officer